Exhibit 10.1

LOAN AGREEMENT

This Agreement dated as of January 16, 2018, is between BANK OF AMERICA, N.A. (the "Bank") and ENERGY RESOURCES 12, L.P., a Delaware limited partnership (the "Borrower").

1.	VARIABLE RATE TERM LOAN AMOUNT AND TERMS

1.1	Loan Amount.

The Bank agrees to provide a term loan to the Borrower in the amount of Twenty-Five Million Dollars ($25,000,000.00) (the "Commitment").

1.2	Single Advance.

The loan is available in one disbursement from the Bank, to be advanced on or about the date hereof.

1.3          Repayment Terms.

(a)	The Borrower will pay interest on February 16, 2018 and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than January 15, 2019.

(c)	The Borrower may prepay the loan in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.

1.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the LIBOR Daily Floating Rate plus two percentage points (2.00%).

(b)
The LIBOR Daily Floating Rate is a fluctuating rate of interest which can change on each banking day.  The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date.  The Bank will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Bank from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank.  A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.  If at any time the LIBOR Daily Floating Rate is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.	LOAN ADMINISTRATION AND FEES

2.1	Fees.

The Borrower will pay to the Bank the fees set forth on Schedule A.

2.2	Collection of Payments.

(a)
Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower.  For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(b)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank which will, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Bank.

(c)	All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

2.3	Borrower’s Instructions.

Subject to the terms, conditions and procedures stated elsewhere in this Agreement, the Bank may honor instructions for advances or repayments and any other instructions under this Agreement given by any one of the individuals the Bank reasonably believes is authorized to sign loan agreements on behalf of the Borrower, or any other individuals designated by any one of such authorized signers (each an “Authorized Individual”).  The Bank may honor any such instructions made by any one of the Authorized Individuals, whether such instructions are given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank.

2.4	Direct Debit with ACH Debit.

(a)
The Borrower agrees that on the due date of any amount due under this Agreement, the Bank will debit the amount due from the deposit account with the Depository listed below (the "Designated Account") owned by the Borrower.  Should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.  A voided copy of a check on the Designated Account has been, or will be, provided to the Bank.

DEPOSITORY NAME: Address:	Branch Banking & Trust (BB&T) 901 East Byrd Street, Richmond, VA 23219
Routing Number:	xxxxxxxxx
Deposit Account Number:	xxxxxxxxxxxxx

(b)	Debits made by ACH shall be subject to the operating rules of the National Automated Clearing House Association, as in effect from time to time.

2.5	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due or which are received on a day which is not a banking day will be due or applied, as applicable, on the next banking day.

2.6	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.  To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

2.7	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is six 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

3.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

3.1	Authorizations.

If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

3.2	Governing Documents.

If required by the Bank, a copy of the Borrower's organizational documents.

3.3	Guaranties.

Guaranties signed by Glade M. Knight and David S. McKenney (the “Guarantors”)

3.4	Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Expenses."

3.5	Good Standing.

Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

3.6	Legal Opinion.

A written opinion from the Borrower's legal counsel, covering such matters as the Bank may require.  The legal counsel and the terms of the opinion must be acceptable to the Bank.

4.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

4.1	Formation.

If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

4.2	Authorization.

This Agreement, and any instrument or agreement required under this Agreement, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

4.3	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable.

4.4	Good Standing.

In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

4.5	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

4.6	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).  If the Borrower is comprised of the trustees of a trust, the above representations shall also pertain to the trustor(s) of the trust.

4.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

4.8	Permits, Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

4.9	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

4.10	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

4.11	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

4.12	ERISA Plans.

(a)	Neither the Borrowers nor any Guarantor has any ERISA Affiliates.

(b)
Neither the Borrowers nor any Guarantor has during the past six years maintained, contributed to or had an obligation to contribute to any Plan, has any present intention to do so or otherwise has any liability with respect to such plans.

(c)
Neither the Borrowers nor any Guarantor is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); (3) an entity deemed to hold “plan assets” of any such Plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

(d)	For purposes of this Section 4.12, the defined terms below shall have the following meaning:

“Plan” means a plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code).

5.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

5.1	Use of Proceeds.

(a)          To use the proceeds of this facility only for general business or investment purposes.

(b)
The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose.

5.2	Intentionally Deleted.

5.3	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)
The investment account statements of the Guarantors, together with corresponding compliance certificates, all delivered in the manner, in the form and within the timeframes required by that certain Agreement to Maintain Liquid Assets dated of even date herewith, by and among the Borrower, the Guarantors and the Bank, as the same may have been modified or amended from time to time.

(b)	Such additional financial information regarding the Borrower, the Guarantors or any other guarantor, pledgor, accommodation party or other obligor with respect to the loan as the Bank shall request.

5.4	Intentionally Deleted.

5.5	Intentionally Deleted.

5.6	Intentionally Deleted.

5.7	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank's written consent.

5.8	Intentionally Deleted.

5.9	Intentionally Deleted.

5.10	Intentionally Deleted.

5.11	Intentionally Deleted.

5.12	Intentionally Deleted.

5.13	Intentionally Deleted.

5.14	Intentionally Deleted.

5.15	Additional Negative Covenants.

Not to, without the Bank's written consent:

(a)	Engage in any business activities substantially different from the Borrower's present business.

(b)	Liquidate or dissolve the Borrower's business.

5.16	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any lawsuit in which the claim for damages exceeds One Million Dollars ($1,000,000.00) against the Borrower or any Obligor.

(b)	Any substantial dispute between any governmental authority and the Borrower or any Obligor.

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)
Any change in the Borrower's or any Obligor’s name, legal structure, principal residence, or name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

5.17	Insurance.

(a)
General Business Insurance.  To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

(b)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

5.18	Compliance with Laws.

To comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to cause a material adverse change in Borrower’s and any Obligor's business condition (financial or otherwise), operations or properties, or ability to repay the credit, or, in the case of the Controlled Substances Act, result in the forfeiture of any material property of Borrower and any Obligor.

5.19	Books and Records.

To maintain adequate books and records.

5.20	Audits.

To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

5.21	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

5.22	ERISA Plans

No Borrower or Guarantor will have any ERISA Affiliates during the term of this Agreement.  No Borrower or Guarantor will maintain, contribute to or have any obligation to any Plan, and will not otherwise have any liability with respect to any Plan. Neither the Borrowers nor any Guarantor will be (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 as amended (the “Code”); (3) an entity deemed to hold “plan assets” of any such Plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.

6.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled "Bankruptcy/Receivers," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

6.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

6.2	Covenants.

Any default in the performance of or compliance with any obligation, agreement or other provision contained in this Agreement (other than those specifically described as an event of default in this Article).

6.3	Other Bank Agreements.

Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty; or any representation or warranty made by any guarantor is false when made or deemed to be made; or any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

6.4	Cross-default.

Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed.

6.5	False Information.

The Borrower or any Obligor has given the Bank false or misleading information or representations.

6.6	Bankruptcy/Receivers.

The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties and such petition is not dismissed within a period of forty-five (45) days after the filing, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors; or a receiver or similar official is appointed for a substantial portion of Borrower's or any Obligor's business; or the business is terminated, or such Obligor is liquidated or dissolved.

6.7	Judgments.

Any notice of judgment lien is filed against the Borrower or any Obligor; or a notice of levy and/or of a writ of attachment or execution, or other like process, is served against the assets of the Borrower or any Obligor in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000.00) or more.

6.8	Death.

If the Borrower or any Obligor is a natural person, the Borrower or such Obligor dies or becomes legally incompetent and, within ninety (90) days thereafter, a validly appointed representative of the estate fails to submit a present plan of repayment that is satisfactory to the Bank in its sole discretion.

6.9	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations or properties, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

6.10	Government Action.

Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay.

6.11	Forfeiture.

A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of Borrower or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith.

7.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

7.1	Accounting Principles and Financial Computations.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and computation of all financial covenants will be made in accordance with accounting principles applied consistently with those applied in the preparation of the financial statements provided to the Bank prior to the date of this Agreement.

7.2	Governing Law.

Except to the extent that any law of the United States may apply, this Agreement shall be governed and interpreted according to the laws of the Commonwealth of Virginia (the “Governing Law State”), without regard to any choice of law, rules or principles to the contrary.  Nothing in this paragraph shall be construed to limit or otherwise affect any rights or remedies of the Bank under federal law.

7.3	Venue and Jurisdiction.

The Borrower agrees that any action or suit against the Bank arising out of or relating to this Agreement shall be filed in federal court or state court located in the Governing Law State.  The Borrower agrees that the Bank shall not be deemed to have waived its rights to enforce this section by filing an action or suit against the Borrower in a venue outside of the Governing Law State.  If the Bank does commence an action or suit arising out of or relating to this Agreement, the Borrower agrees that the case may be filed in federal court or state court in the Governing Law State.  The Bank reserves the right to commence an action or suit in any other jurisdiction where the Borrower, any Guarantor, or any collateral has any presence or is located.  The Borrower consents to personal jurisdiction and venue in such forum selected by the Bank and waives any right to contest jurisdiction and venue and the convenience of any such forum.  The provisions of this section are material inducements to the Bank’s acceptance of this Agreement.

7.4	Successors and Assigns.

This Agreement is binding on the Borrower's and the Bank's successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.  The Bank may sell participations in or assign this loan and the related loan documents, and may exchange information about the Borrower and any Obligor (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

7.5	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION AND (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE.

7.6	Waiver of Class Actions.

The terms “Claim” or “Claims” refer to any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses between Bank of America, N.A., its subsidiaries and affiliates, on the one hand, and the other parties to this Agreement, on the other hand (all of the foregoing each being referred to as a “Party” and collectively as the “Parties”). Whether in state court, federal court, or any other venue, jurisdiction, or before any tribunal, the Parties agree that all aspects of litigation and trial of any Claim will take place without resort to any form of class or representative action. Thus the Parties may only bring Claims against each other in an individual capacity and waive any right they may have to do so as a class representative or a class member in a class or representative action. THIS CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM.

7.7	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

7.8	Expenses.

(a)
The Borrower shall pay to the Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Bank in connection with (i) the negotiation and preparation of this Agreement and any related agreements, the Bank's continued administration of this Agreement and such related agreements, and the preparation of any amendments and waivers related to this Agreement or such related agreements, (ii) filing, recording and search fees, appraisal fees, field examination fees, title report fees, and documentation fees with respect to any collateral and books and records of the Borrower or any Obligor, (iii) the Bank's costs or losses arising from any changes in law which are allocated to this Agreement or any credit outstanding under this Agreement, and (iv) costs or expenses required to be paid by the Borrower or any Obligor that are paid, incurred or advanced by the Bank.

(b)
The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (i) this Agreement or any document required hereunder, (ii) any credit extended or committed by the Bank to the Borrower hereunder, (iii) any environmental claim, cause of action or litigation, and (iv) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from the Bank complying with instructions the Bank reasonably believes are made by any Authorized Individual.  This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance.  This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower.  The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff).  The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

7.9	Set-Off.

Upon and after the occurrence of an event of default under this Agreement, (a) the Borrower hereby authorizes the Bank at any time without notice and whether or not the Bank shall have declared any amount owing by the Borrower to be due and payable, to set off against, and to apply to the payment of, the Borrower’s indebtedness and obligations to the Bank under this Agreement and all related agreements, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any and all amounts owing by the Bank to the Borrower, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced, and (b) pending any such action, to hold such amounts as collateral to secure such indebtedness and obligations of the Borrower to the Bank and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank, in its sole discretion, may elect.  The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank to secure the payment of all such indebtedness and obligations of the Borrower to the Bank.

7.10	One Agreement.

This Agreement and any related security or other agreements required by this Agreement constitute the entire agreement between the Borrower and the Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

7.11	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

7.12	Headings.

Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

7.13	Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.  Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

7.14	Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports and other credit bureau information from time to time in connection with the administration, servicing and collection of the loans under this Agreement.  The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.

7.15	Document Receipt Cut-Off Date.

Unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank within 60 days after the date of this Agreement (the “Document Receipt Cut-Off Date”), the Bank shall have the right to notify the Borrower in writing that the Bank’s commitment to extend credit under this Agreement has expired.  If the executed Agreement and accompanying loan documents are received after the Document Receipt Cut-Off Date, the Bank shall have a reasonable period of time after receipt of the executed Agreement and accompanying loan documents to provide such notice.

7.16	Amendments.

This Agreement may be amended or modified only in writing signed by each party hereto.

[SIGNATURE PAGES FOLLOW]

LOAN AGREEMENT

[SIGNATURE PAGE]

This Agreement is executed as of the date stated at the top of the first page.

BORROWER:

ENERGY RESOURCES 12, L.P.,
 a Delaware limited partnership

By:          Energy Resources 12 GP, LLC,
a Delaware limited liability company

By:          /s/ Glade M. Knight             (SEAL)
Name:     Glade M. Knight
Title:       Chief Executive Officer

BANK: BANK OF AMERICA, N.A. By: /s/ Mark Kemp (SEAL) Name Mark Kemp Title: Sr Vice President
Address where notices to the Borrower are to be sent: Energy Resources 12, L.P. c/o Apple REIT Companies 814 East Main Street Richmond, VA 23219-3306
Address where notices to
the Bank are to be sent:

U.S. Trust, Bank of America Private Wealth Management
 VA2-300-12-95
1111 East Main Street, 12th Floor
 Richmond, VA  23219
Attention: Mark Kemp, Senior Vice President

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. This notice is not part of the foregoing agreement or instrument and may not be altered.  Please read the notice carefully.

(1)          USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan.  The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

SCHEDULE A

FEES

(a)
Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.